Exhibit 21

Subsidiaries of the Registrant

Name	Jurisdiction of Formation	Trade Names
Overstock.com Services, Inc.	Utah	Overstock.com Services
Market Partner Holdings, Inc.	Utah
Market Partner Operations, Inc.	Utah
Market Partner SR, Inc.	Utah
Market Partner WM, Inc.	Utah
Market Partner BC, Inc.	Utah
Market Partner EB, Inc.	Utah
Market Partner NE, Inc.	Utah
Supplier Oasis Fulfillment Services, Inc.	Utah	SOFS
Overstock Ireland Limited	Ireland	O.co Ireland.ie
O Agency Group, Inc.	Utah	Overstock.com Insurance
O.com Land, LLC	Utah
O.com Ventures, Inc.	Utah
tZERO Group, Inc.	Delaware
T0 Technologies LLC	Utah
Pro Securities, LLC	California
SpeedRoute LLC	New York
Revolution 4 LLC	Utah
Data IFX S.A.S.	Columbia
DeSoto, Inc.	Delaware
Overstock.com Cars, Inc.	Utah
O.com Gift Cards, Inc.	Utah
Medici Ventures, Inc.	Delaware
Overstock Europe Limited	United Kingdom
O.co HK Limited (HK)	Hong Kong
Medici Land Governance, Inc.	Delaware
Medici Land Governance, Ltd.	Zambia
O Real Estate, Inc.	Utah
Mac Warehouse, LLC	Utah
SiteHelix, Inc.	Delaware
TZERO CRS, Inc.	Delaware
Blue Ocean Technologies, LLC	Delaware
Verify Investor, LLC	California